Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Five Star Senior Living Inc. of our report dated February 25, 2021, relating to the consolidated financial statements of Five Star Senior Living Inc., appearing in the Annual Report on Form 10-K of Five Star Senior Living Inc. for the year ended December 31, 2020.

/s/ RSM US LLP

Boston, Massachusetts

July 23, 2021